FOR IMMEDIATE RELEASE

CONTACT:

Donald C. Weinberger

Michael Golden, CEO

Andria Arena (Media)

PanAmerican Bancorp

Wolfe Axelrod Weinberger Assoc. LLC

(561) 826 0464

(212) 370-4500; (212) 370-4505 (Fax)

don@wolfeaxelrod.com

PANAMERICAN BANCORP ANNOUNCES

UNAUDITED FIRST QUARTER FISCAL 2005 RESULTS *

- Company Reports Net Profit of $601,958 or $0.06 per share -

- Booked $30 Million in New Loans During the Quarter -

- Total Assets Increased 27% to $208.9 Million

and Net Loans Receivable Increased 52% to $167 Million Compared to Q1 of Fiscal 2004-

- Book Value at $2.61 Per Share -

MIAMI, FL, April 11, 2005 -- PanAmerican Bancorp (AMEX: PNB), (the “Bank”) a single bank holding company, today announced its unaudited results for its first quarter 2005. PanAmerican Bancorp continued the strong growth seen in fiscal 2004 as its net income for the quarter ended March 31, 2005, was $601,958, or $0.06 per share after provision for loan losses of $143,000, based on 9.2 million fully diluted weighted average shares outstanding compared to a net loss of $566,583, or $(0.10) per share, based on 5.9 million fully diluted weighted average shares outstanding for the quarter ended March 31, 2004.

At March 31, 2005, total assets were $208.9 million, an increase of over $43 million, or 26%, compared to $165.3 million at March 31, 2004.  During the same period, net loans receivable increased by nearly $57 million, or 52%, to approximately $167 million from $110 million at March 31, 2004.  The increase in these earning assets was the direct result of increased loans put on the books and excellent cost efficiencies.

As of March 31, 2005, the book value was $2.61, an increase of 24% compared to $2.11 as of March 31, 2004.

- More –

*These results have not yet been audited by the Company’s auditors

Michael Golden, CEO of PanAmerican Bancorp, stated, “I am pleased to report stellar results for our first quarter ended March 31, 2005. Our strategy of building a strong Florida-based banking operation is working and our efforts to build a significant depositor base to support a strong, growing loan portfolio is firmly established.  We are off to a great start for fiscal 2005 and these results reveal that we are well on our way of meeting our aggressive 2005 goals we set at the beginning of this year.  To reiterate, those goals are: (1) to increase our total assets to $265 million, (2) increase total loans to $226 million, (3) improve our net income to $2 million, or $0.16 per share and, (4) increase our return on equity to 6%.”

Mr. Golden concluded, “Growth opportunities in the South Florida market are robust. We opened our 7th branch location this past quarter in Boynton Beach as we look to further build our foothold in one of the fastest growth regions in the U.S. We continue to seek out new opportunities in the South Florida areas and look forward to sharing further progress in upcoming quarters.”

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PanAmerican Bancorp

Based in Miami, FL, PanAmerican Bancorp is a single-bank holding company with PanAmerican Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the company.  For additional information, please visit our website at www.panamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although PanAmerican Bancorp believes the expectations reflected in such forward–looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward–looking statements involve certain risks and uncertainties that could cause actual results to differ materially from PanAmerican Bancorp’s expectations.  Factors that could contribute to such differences include those identified in PanAmerican Bancorp’s Form 10-K for the year ended December 31, 2004, and those described from time to time in PanAmerican’s  other filings with the Securities and Exchange Commission, news releases and other communications.

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